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                                                                    Exhibit 2.1A

                                FIRST AMENDMENT
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER

     This first amendment (this "AMENDMENT") to the AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2000 (the "AGREEMENT"), among NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("PARENT"), COMPTEK RESEARCH, INC., a New York corporation ("COMPANY"), and YAVAPAI ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB").

                                  WITNESSETH:

     WHEREAS, Parent, Company and Merger Sub entered into the Agreement in order to effect the Offer and the Merger;

     WHEREAS, Parent, Company and Merger Sub desire, through this Amendment, to make certain technical corrections to the Agreement.

     NOW, THEREFORE, for and in consideration of the premises, and mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

     1. The definition of Final Average Closing Price in Section 1.01 is amended to read as follows:

          "FINAL AVERAGE CLOSING PRICE" shall mean the average of the per share closing sales prices of Parent Common Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in The Wall Street Journal for each of the twenty (20) NYSE trading days in the period ending two Business Days prior to the expiration date of the Offer, as extended or supplemented in accordance with the terms hereof.

     2. Section 2.01(a) of the Agreement shall be amended by modifying the second sentence to read as follows:

          Each Share (including the associated Right) accepted by Merger Sub in accordance with the Offer shall be exchanged for the right to receive from Merger Sub that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; provided, however, if the Final Average Closing Price is less than $74.00, the Company shall have the right to terminate this Agreement (and such termination will have the effect set forth in Section 10.02 but shall not trigger any provisions of Sections 10.06(b), (c), (d) or (e)) if the Company gives written notice to Parent and Merger Sub within one Business Day
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          prior to the expiration date of the Offer (time being of the essence);
          provided, further, however, that such termination shall not be effective if Parent in the exercise of its sole discretion elects, by written notice to the Company within one Business Day to issue additional shares of Parent Common Stock sufficient to equal the value to be received if the Final Average Closing Price had been $74.00 (the "MAKE WHOLE RIGHT").

     3. Section 2.01(a) of the Agreement shall be amended by (i) deleting the phrase "held at the Effective Time" in the parenthetical in the last sentence of such section and replacing it with the word "tendered" and (ii) by inserting the following parenthetical phrase at the end of the last sentence of such Section:
(or $74.00 if Parent exercises its Make Whole Right).

     4. Section 4.01(a) of the Agreement shall be amended by deleting the word "and" before "(iii)" in the parenthetical in the first sentence of such section, replacing it with a comma and inserting the following phrase after the word "exercised" at the end of such parenthetical: "and (iv) those owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub".

     5. Section 4.01(b) of the Agreement shall be amended by inserting the following phrase after the words "owned by": ", Parent, Merger Sub, any Subsidiary of Parent or Merger Sub or".

     6. Section 4.04 of the Agreement shall be amended by inserting the following parenthetical phrase at the end of the second sentence of such section: (or $74.00 if Parent exercises its Make Whole Right).

     7. Defined terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Agreement.

     8. The Agreement is hereby amended and modified solely to the extent of the above-referenced items. Nothing herein contained shall be deemed to be an amendment or waiver of any other provision of the Agreement, all of which shall remain in full force and effect.

This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A telecopy signature of any party shall be considered to have the same binding legal effect as the original signature.



[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment effective as of August 7, 2000.

                          NORTHROP GRUMMAN CORPORATION



                          By: /s/ John H. Mullan
                             ---------------------------------
                          Name:  John H. Mullan
                          Title: Corporate Vice President and Secretary


                          YAVAPAI ACQUISITION CORP.



                          By: /s/ John H. Mullan
                             ---------------------------------
                          Name:  John H. Mullan
                          Title: Vice President


                          COMPTEK RESEARCH, INC.



                          By: /s/ John J. Sciuto
                             ---------------------------------
                          Name:  John J. Sciuto
                          Title: President and Chief Executive Officer

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